THE COMMUNITY DEVELOPMENT FUND

                           APPROVAL OF FIDELITY BOND

VOTED: That the Board of Trustees (each, a "Trustee," and, together, the "Board") of The Community Development Fund (the "Trust"), including a majority of the independent Trustees, find that the participation in the Fidelity Bond presented to this Meeting is in the best interests of the Trust, and that the proper officers be, and they hereby are, authorized to execute, with the advice of legal counsel to the Trust, such Fidelity Bond on behalf of the Trust in the amount of $525,000;

VOTED: That the Trustees, including a majority of the independent Trustees, find that the premium is fair and reasonable; and

VOTED:    That  the  officers  of  the  Trust  are  hereby  directed  to:

          (1) File with the U.S. Securities and Exchange Commission (the "SEC") within ten days after execution of the fidelity bond or amendment thereof (i) a copy of the bond; (ii) a copy of each resolution of the Board, including a majority of the Trustees who are not "interested persons," approving the amount, type, form and coverage of such bond and the premium to be paid by the Trust; and (iii) a statement as to the period for which the premiums for such bond have been paid;

          (2) File with the SEC, in writing, within five days after the making of a claim under the bond by the Trust, a statement of the nature and amount thereof;

          (3) File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Trust; and

          (4) Notify by registered mail each member of the Board at his or her last known residence of (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification and (ii) the filing and the settlement of any claims under the bond by the Trust at any time the filings required under (2) and (3) above are made with the SEC.